Exhibit 99.1
Unaudited Pro Forma Financial Information
The unaudited pro forma consolidated balance sheet of DaVita Inc. (the "Company") as of March 31, 2019 is based on the Company's historical consolidated financial statements as of March 31, 2019, after giving effect to the June 19, 2019 sale of its DaVita Medical Group division ("DMG") as if it had occurred on March 31, 2019. The unaudited pro forma consolidated statements of income for the quarter ended March 31, 2019 and the year ended December 31, 2018 are based on the Company's historical consolidated financial statements for such periods after giving effect to the June 19, 2019 sale of DMG as if it had occurred immediately prior to January 1, 2018.
The preparation of this unaudited pro forma consolidated financial information is based on financial statements prepared in accordance with accounting principles generally accepted in the United States, or "GAAP" standards, which are subject to change and interpretation. These principles require the use of estimates that affect the reported amounts of liabilities and expenses, and actual results could differ materially from those estimates.
The pro forma adjustments to those financial statements prepared under GAAP are based on available information and certain assumptions that the Company believes are reasonable as of the date of this Current Report on Form 8-K. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma consolidated financial statements. Actual results could differ materially as a result of changes to these assumptions.
These pro forma consolidated financial statements are presented for informational purposes only and do not purport to represent what the results of operations or financial condition would have been had the June 19, 2019 sale of DMG actually occurred on the dates indicated, nor do they purport to project the results of operations or financial condition of the Company for any future period or as of any future date.
In addition, the pro forma consolidated financial statements were based on and should be read in conjunction with the Company's audited consolidated financial statements as of and for the year ended December 31, 2018 and related notes thereto included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") on February 22, 2019, as well as the Company’s unaudited condensed consolidated financial statements as of and for the quarter ended March 31, 2019 and related notes thereto included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 7, 2019.

DAVITA INC.
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEETS
As of March 31, 2019
(dollars in thousands, except per share data)

	As Reported	Pro Forma Adjustments		As Adjusted
ASSETS
Cash and cash equivalents	$459,242	—	(1)	$459,242
Restricted cash and equivalents	102,192			102,192
Short-term investments	4,035			4,035
Accounts receivable, net	1,953,422			1,953,422
Inventories	104,236			104,236
Other receivables	489,581			489,581
Income tax receivable	42,650			42,650
Prepaid and other current assets	64,770			64,770
Current assets held for sale, net	6,004,948	(6,004,948)	(2)	—
Total current assets	9,225,076			3,220,128
Property and equipment, net of accumulated depreciation of $3,538,992 and $3,524,098	3,392,266			3,392,266
Operating lease right-of-use assets	2,736,536			2,736,536
Intangible assets, net of accumulated amortization of $82,265 and $80,566	118,324			118,324
Equity method and other investments	226,309			226,309
Long-term investments	34,414			34,414
Other long-term assets	73,651			73,651
Goodwill	6,799,368			6,799,368
	$22,605,944			$16,600,996
LIABILITIES AND EQUITY
Accounts payable	$365,192			$365,192
Other liabilities	572,944	40,000	(3)	612,944
Accrued compensation and benefits	495,327			495,327
Current portion of operating leases liabilities	367,413			367,413
Current portion of long-term debt	4,676,691	(3,848,176)	(4)	828,515
Current liabilities held for sale	1,753,310	(1,753,310)	(2)	—
Total current liabilities	8,230,877			2,669,391
Long-term operating leases liabilities	2,625,776			2,625,776
Long-term debt	5,787,013	(604,050)	(4)	5,182,963
Other long-term liabilities	143,756			143,756
Deferred income taxes	588,805			588,805
Total liabilities	17,376,227			11,210,691
Commitments and contingencies:
Noncontrolling interests subject to put provisions	1,143,044			1,143,044
Equity:
Preferred stock ($0.001 par value, 5,000,000 shares authorized; none issued)	—			—
Common stock ($0.001 par value, 450,000,000 shares authorized; 166,387,307 and 182,462,278 shares issued and outstanding, respectively)	166			166
Additional paid-in capital	990,380			990,380
Retained earnings	2,932,359	177,734	(5)	3,110,093
Accumulated other comprehensive loss	(47,551)			(47,551)
Total DaVita Inc. shareholders' equity	3,875,354			4,053,088
Noncontrolling interests not subject to put provisions	211,319	(17,146)	(6)	194,173
Total equity	4,086,673			4,247,261
	$22,605,944			$16,600,996

DAVITA INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
For the quarter ended March 31, 2019
(dollars in thousands, except per share data)

	As Reported	Pro Forma Adjustments		As Adjusted
Dialysis and related lab patient service revenues	$2,635,152			$2,635,152
Provision for uncollectible accounts	(5,463)			(5,463)
Net dialysis and related lab patient service revenues	2,629,689			2,629,689
Other revenues	113,423			113,423
Total revenues	2,743,112			2,743,112
Operating expenses and charges:
Patient care costs	1,964,935			1,964,935
General and administrative	250,813			250,813
Depreciation and amortization	148,528			148,528
Equity investment income	(2,708)			(2,708)
Goodwill impairment charges	41,037			41,037
Total operating expenses and charges	2,402,605			2,402,605
Operating income	340,507		(7)	340,507
Debt expense	(131,519)	56,076	(8)	(75,443)
Other income, net	6,940			6,940
Income from continuing operations before income taxes	215,928			272,004
Income tax expense	56,746	14,433	(8)	71,179
Net income from continuing operations	159,182			200,825
Net income from discontinued operations, net of tax	30,305	(30,305)	(9)	—
Net income	189,487			200,825
Less: Net income attributable to noncontrolling interests	(40,198)	1,270	(10)	(38,928)
Net income attributable to DaVita Inc.	$149,289			$161,897
Earnings per share attributable to DaVita Inc.:
Basic net income from continuing operations per share	$0.72			$0.97
Basic net income per share	$0.90			$0.97
Diluted net income from continuing operations per share	$0.72			$0.97
Diluted net income per share	$0.90			$0.97
Weighted average shares for earnings per share:
Basic	166,387,958			166,387,958
Diluted	166,780,657			166,780,657
Amounts attributable to DaVita Inc.:
Net income from continuing operations	$120,254	41,643	(8)	$161,897
Net income from discontinued operations	29,035	(29,035)	(11)	—
Net income attributable to DaVita Inc.	$149,289			$161,897

DAVITA INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
For the year ended December 31, 2018
(dollars in thousands, except per share data)

	As Reported	Pro Forma Adjustments		As Adjusted
Dialysis and related lab patient service revenues	$10,709,981			$10,709,981
Provision for uncollectible accounts	(49,587)			(49,587)
Net dialysis and related lab patient service revenues	10,660,394			10,660,394
Other revenues	744,457			744,457
Total revenues	11,404,851			11,404,851
Operating expenses and charges:
Patient care costs and other costs	8,195,513			8,195,513
General and administrative	1,135,454			1,135,454
Depreciation and amortization	591,035			591,035
Provision for uncollectible accounts	(7,300)			(7,300)
Equity investment income	4,484			4,484
Investment and other asset impairments	17,338			17,338
Goodwill impairment charges	3,106			3,106
Gain on changes in ownership interest, net	(60,603)			(60,603)
Total operating expenses and charges	9,879,027			9,879,027
Operating income	1,525,824		(7)	1,525,824
Debt expense	(487,435)	204,971	(8)	(282,464)
Other income, net	10,089			10,089
Income from continuing operations before income taxes	1,048,478			1,253,449
Income tax expense	258,400	52,760	(8)	311,160
Net income from continuing operations	790,078			942,289
Net loss from discontinued operations, net of tax	(457,038)	457,038	(9)	—
Net income	333,040			942,289
Less: Net income attributable to noncontrolling interests	(173,646)	7,889	(10)	(165,757)
Net income attributable to DaVita Inc.	$159,394			$776,532
Earnings per share attributable to DaVita Inc.:
Basic net income from continuing operations per share	$3.66			$4.55
Basic net income per share	$0.93			$4.55
Diluted net income from continuing operations per share	$3.62			$4.51
Diluted net income per share	$0.92			$4.51
Weighted average shares for earnings per share:
Basic	170,785,999			170,785,999
Diluted	172,364,581			172,364,581
Amounts attributable to DaVita Inc.:
Net income from continuing operations	$624,321	152,211	(8)	$776,532
Net loss from discontinued operations	(464,927)	464,927	(11)	—
Net income attributable to DaVita Inc.	$159,394			$776,532

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
The unaudited pro forma consolidated financial statements reflect the adjustments described below.
Unaudited Pro Forma Consolidated Balance Sheets
“As Reported” represents the historical consolidated balance sheet of DaVita Inc. as of March 31, 2019. Adjustments presented in the pro forma consolidated balance sheet give effect to the transaction as if it had occurred on March 31, 2019 but using the preliminary purchase price at which the transaction was actually consummated on June 19, 2019. See additional explanations in the footnotes and additional Note below.
Explanatory footnotes to these pro forma adjustments are as follows:

1.
To adjust cash and cash equivalents for the receipt of approximately $4,465 million in preliminary net cash proceeds from the sale of DMG, reduced by approximately $4,465 million preliminary net cash proceeds used to pay down a portion of the Company's senior secured term debt, as further described in footnote 4 below.

2.	Reflects the sale of the DMG business, which was previously classified as a discontinued operation held for sale.

3.	Reflects an accrual for estimated transaction costs and other net obligations associated with the transaction not paid at closing.

4.
Reflects pro-rata partial principal prepayments of $583 million on Term Loan A, $892 million of Term Loan A-2, and $2,990 million of Term Loan B under the Company’s senior secured credit facilities using preliminary net cash proceeds from the sale of DMG, as well as a write-down of debt discount and deferred financing costs classified within long-term debt of $13 million. The terms of the Company's senior secured credit agreement as amended require that net cash proceeds from the sale in excess of $750 million be used to prepay debt outstanding under the Company's credit facilities. The Company intends to use all of the net cash proceeds from the sale (not only the amount in excess of $750 million) to prepay debt outstanding under its credit facilities at or soon after the closing of the sale.

5.
This amount represents the difference between (i) preliminary net cash proceeds received on the June 19, 2019 closing of the DMG sale, net of estimated remaining transaction costs and other obligations not paid at closing, and (ii) the sum of net assets classified as held for sale related to the DMG business as of March 31, 2019 and debt discount and deferred financing costs written down of $13 million (see footnote 4 above), that difference then increased by the elimination of noncontrolling interests attributable to DMG (see footnote 6 below).

The preliminary net cash proceeds included in these unaudited pro forma adjustments were based on an estimate of working capital purchase price adjustments as of the transaction’s closing date, while the cost bases of held for sale assets and liabilities sold are presented as of a different date in these unaudited pro forma balance sheet adjustments. As a result, the net gain or loss ultimately recognized on the sale of the DMG business is expected to differ significantly from the amount presented here.
In addition, the final sale price remains subject to certain post-closing adjustments, including final reconciliations of net working capital and other balances as of the transaction’s closing date. Accordingly, the ultimate amount of net cash proceeds received and retained from the sale may differ significantly from that presented above.

6.	Reflects the elimination of noncontrolling interests attributable to DMG.
Unaudited Pro Forma Consolidated Statements of Income
“As Reported” represents the historical consolidated statements of income of DaVita Inc. for the quarter ended March 31, 2019 and year ended December 31, 2018. Adjustments presented in these unaudited pro forma consolidated statements of income give effect to the transaction as if it had occurred immediately prior to January 1, 2018.
Explanatory footnotes to these unaudited pro forma adjustments are as follows:

7.
The gain directly attributable to the sale of the DMG operations classified as discontinued operations does not have an impact on the Company’s operating income as presented on the unaudited pro forma consolidated statements of income.

8.
To reflect the reduction of debt expense (including interest expense and amortization of debt discount and deferred financing costs) resulting from the pro forma prepayment in full of $775 million on Term Loan A, $3,378 million on Term Loan B, and $300 million on the revolving line of credit under the Company’s senior secured credit facilities, and related increase in income tax expense, based on the preliminary net cash proceeds from the June 19, 2019 sale of DMG described in footnote 1 above as if these debt principal payments were made immediately prior to January

1, 2018 using actual interest rates in effect for each of the quarter ended March 31, 2019 and year ended December 31, 2018.

9.	To eliminate net income (loss) from DMG discontinued operations, net of tax.

10.	To eliminate net income attributable to noncontrolling interests related to DMG.

11.	To eliminate net income (loss) from discontinued operations attributable to DaVita Inc.